Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Investor Relations

314/994-2897

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Third Quarter 2019 Results

•	Maintained excellent momentum in core coking coal franchise, with strong volumes and effective cost control
•	Signed agreement that will increase High-Vol A reserves at Leer mine by 24 million tons at a cost of around $2.50 per ton; will extend mine life to late 2030s
•	Secured $39 million in credits – via the resolution of a 1970s-era land dispute – that will be used to offset federal royalty obligations
•	Invested $91 million to buy back 1.2 million shares of stock; have now reduced share count by approximately 40 percent since initiating capital return program
•	Committed 1.5 million tons of coking coal for delivery to North American customers in 2020, at an average price of approximately $110 per ton

ST. LOUIS, October 22, 2019 – Arch Coal, Inc. (NYSE: ARCH) today reported net income of $106.8 million, or $6.34 per diluted share, in the third quarter of 2019, compared with net income of $123.2 million, or $6.10 per diluted share, in the prior-year period. The company had adjusted earnings before interest, taxes, depreciation, depletion, amortization, accretion on asset retirement obligations, amortization of sales contracts, and non-operating expenses (“adjusted EBITDA”) 1 of $106.6 million in the third quarter of 2019, which includes a $1.5 million non-cash mark-to-market loss associated with the company’s coal-hedging activities. Not included in adjusted EBITDA is a $39.0 million gain resulting from the settlement of a 1970s-era land dispute. This compares to $124.9 million of adjusted EBITDA recorded in the third quarter of 2018, which included a $10.4 million non-cash mark-to-market loss associated with the company’s coal-hedging activities. Revenues totaled $619.5 million for the three months ended September 30, 2019, versus $633.2 million in the prior-year quarter.

“During the quarter, Arch again exhibited operational excellence and generated strong cash flows across its operating platform despite a pull-back in coking coal prices,” said John W. Eaves, Arch’s chief executive officer. “Our core Metallurgical segment turned in an excellent cost performance, overcoming elevated costs in the final longwall panel at the Mountain Laurel mine, and our legacy thermal segments generated five times more cash than they expended in capital. In addition, we made significant progress on our ongoing capital return program, investing $91.4 million to buy back nearly 1.2 million shares, bringing total repurchases since May 2017 to nearly 10 million shares, or approximately 40 percent of initial shares outstanding.”

1 Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

During the third quarter, Arch returned a total of $98.4 million to shareholders via buybacks and dividends, and has now returned $255.3 million through the first nine months of 2019, which is 18 percent more than during the same period in 2018. All told, Arch has returned $894.8 million to shareholders since launching its capital return program in May 2017. At quarter-end, Arch had board authorization to expend an additional $233.1 million on share buybacks, out of a total authorization of $1.05 billion.

“We believe we are in a highly advantageous position to drive long-term, sustainable returns for our shareholders across a wide range of market conditions,” Eaves added. “In coming quarters, we expect to improve further on our first-quartile coking coal cost position; continue to generate cash from our thermal assets well in excess of our capital spending requirements; drive forward with the accelerated build-out of our world-class Leer South growth project; and return additional capital to shareholders.”

Capital Allocation Progress and Liquidity Update

During the third quarter, Arch repurchased 1,170,000 shares of common stock – representing 4.7 percent of initial shares outstanding – for a total investment of $91.4 million. In the past 10 quarters, Arch has invested a total of $816.9 million to buy back 10.0 million shares.

In addition to the buybacks, Arch returned $7.0 million to shareholders through its recurring quarterly dividend. In the past 10 quarters, Arch has returned a total of $77.9 million to shareholders via dividend payments.

“As a result of its low-cost position, premium product slate, and strong balance sheet, Arch is well-positioned to generate strong levels of cash flow across a broad range of market conditions,” said John T. Drexler, Arch’s chief financial officer. “Despite softening in coking coal markets during the period, we returned robust levels of capital to shareholders, funded the accelerated build-out of Leer South with internally generated cash, and maintained our iron-clad balance sheet with a net cash position.”

Arch ended the quarter with approximately $465.9 million in liquidity – including $351.5 million in cash – and a negative net debt (or net cash) position of $41.5 million.

Arch is also announcing board approval of the next quarterly cash dividend payment of $0.45 per common share, which is scheduled to be paid on December 13, 2019 to stockholders of record at the close of business on November 29, 2019.

Future dividend declarations and share repurchases will be subject to ongoing board review and authorization and will be based on a number of factors, including business and market conditions, Arch’s future financial performance and other capital priorities.

Reserve Acquisition at Leer Mine

In September, Arch entered into a definitive agreement to acquire 20 million tons of low-cost, high-quality, High-Vol A coking coal reserves directly adjacent to its Leer mine for a purchase price of $52.5 million. This acquisition, which is expected to close in the fourth quarter, will facilitate an increase of nearly 24 million tons in the Leer mine plan.

These incremental reserves — located in the same seam as the Leer longwall — are contiguous to Leer’s existing reserves and accessible underground by the longwall operation without the expenditure of meaningful incremental capital. The purchase price equates to approximately $2.50 per ton, versus an average cash margin at the Leer mine of more than $65 per ton year-to-date in 2019.  The reserve addition is expected to extend the life of Arch’s flagship operation to the late 2030s, with the potential for still further extensions thereafter.

“We view this transaction as a highly strategic investment in our Leer reserve base, which is the centerpiece of our core coking coal franchise,” said Paul A. Lang, Arch’s president and chief operating officer.  “The Leer reserves contain some of the highest quality, lowest cost and highest margin steel-making coal in the United States.  We believe that these reserves provide us with a pipeline of proven, low-risk, and low capital-intensity growth projects that should drive increasing earnings and cash generation well into the future.”

Successful Resolution of Longstanding Land Dispute

During the quarter, Arch recorded a $39.0 million gain stemming from the resolution of a longstanding land dispute with the federal government involving “preference rights lease applications” (PRLAs) in northwestern New Mexico that were secured by the company and its joint venture partner in the 1970s. In the settlement agreement, Arch agreed to relinquish the PRLAs to the U.S. Bureau of Land Management (BLM) in exchange for credits that can be used to offset an equivalent amount of federal royalty obligations. Arch expects to monetize the vast majority of these credits during the 2020 calendar year.

“We are pleased to have brought this matter to a successful conclusion,” Lang said. “We commend all the interested parties – and particularly the BLM – for working closely and collaboratively with us to craft a positive outcome for all stakeholders.”

Operational Results

“During the quarter, our core Metallurgical segment turned in another excellent cost performance and solid margins despite elevated costs in the last longwall panel at Mountain Laurel and a significant step-down in index-based coking coal prices,” Lang said. “Supplementing that strong performance, our two legacy thermal segments achieved solid margins, continued to demonstrate great capital discipline, and generated significant amounts of excess cash that we once again put to good use in both our capital return program and the build-out of Leer South.”

	Metallurgical
	3Q19	2Q19	3Q18
Tons sold (in millions)	2.1	1.9	1.9
Coking	1.9	1.6	1.7
Thermal	0.2	0.3	0.2
Coal sales per ton sold	$98.89	$115.87	$104.75
Coking	$105.72	$131.91	$114.89
Thermal	$32.13	$29.05	$35.35
Cash cost per ton sold	$64.89	$62.07	$62.54
Cash margin per ton	$34.00	$53.80	$42.21

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures."

Mining complexes included in this segment are Beckley, Leer, Mountain Laurel and Sentinel.

The Metallurgical segment achieved a per-ton cash margin of $34.00 on the strength of an average per-ton cost of $64.89.

“During the quarter, the Leer mine continued its outstanding operating performance, achieving cash costs below $45 per ton,” Lang said. “As expected, Leer completed mining activities in the western portion of its reserve base and – at the end of the third quarter – moved the longwall into a new district where the coal seam is thicker. As previously indicated, we expect a 20-percent increase in Leer’s average seam thickness in future panels. As a result, we expect Leer to maintain and potentially improve upon its strong operational performance in coming quarters.”

The Mountain Laurel mine – which is currently mining its final longwall panel – incurred significantly elevated cash costs during the quarter related to mining conditions on the longwall. As previously indicated, Mountain Laurel expects to complete longwall mining near the end of 2019 and to transition to a continuous miner operation thereafter. The transition is expected to translate into modestly lower costs, improved coal quality, and a more consistent operating performance.

Looking ahead, Arch is reaffirming its coking coal volume guidance of 6.7 to 7.1 million tons and its cost guidance of $61 to $65 per ton for full year 2019. Arch expects its coking coal price realizations to decline in the fourth quarter due to lower average projected index-based pricing.

	Powder River Basin
	3Q19	2Q19	3Q18
Tons sold (in millions)	22.2	17.1	21.5
Coal sales per ton sold	$12.02	$12.08	$12.02
Cash cost per ton sold	$9.77	$11.29	$9.76
Cash margin per ton	$2.25	$0.79	$2.26

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures."

Mining complexes included in this segment are Black Thunder and Coal Creek.

In the Powder River Basin, sales volumes for the third quarter totaled 22.2 million tons versus 17.1 million tons in the second quarter of 2019. Per-unit cash costs declined to $9.77 per ton compared to $11.29 per ton in the flood-impacted second quarter. The segment’s per-ton cash margin increased markedly to $2.25 versus the second quarter of 2019.

Looking ahead, Arch expects reduced volumes and correspondingly higher unit costs in the fourth quarter. Even with those expected pressures, the company is reducing its per-ton cash cost guidance range to between $10.60 and $10.80 for full year 2019.

	Other Thermal
	3Q19	2Q19	3Q18
Tons sold (in millions)	2.0	1.9	2.5
Coal sales per ton sold	$39.52	$39.09	$36.96
Cash cost per ton sold	$31.16	$33.62	$27.68
Cash margin per ton	$8.36	$5.47	$9.28

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures."

Mining complexes included in this segment are Coal-Mac, Viper and West Elk.

In the Other Thermal segment, the average cash margin increased more than 50 percent to $8.36 per ton versus the second quarter of 2019, due primarily to increased longwall production at the West Elk mine.

Arch is reiterating its per-ton cash cost guidance for the segment of $29.00 to $33.00 for full year 2019.

Progress at Leer South

As indicated, Arch is making excellent headway in the development of Leer South. The company continues to expect capex of between $360 million and $390 million to develop the new mine, with more than $100 million of that total coming in 2019. During the third quarter, Arch invested approximately $26.4 million on the build-out, bringing the year-to-date total to $62.6 million.

“The development team is making excellent progress and we remain well on track to commence longwall mining in the third quarter of 2021,” Lang said.

With the addition of Leer South, Arch expects to expand its High-Vol A output by an incremental 3 million tons; enhance its already advantageous position on the U.S. cost curve; strengthen its coking coal profit margins in virtually any market environment; and cement its position as the leading supplier of High-Vol A coking coal globally.

New Coking Coal Commitments for 2020

During the quarter, Arch entered into agreements to supply 1.5 million tons of coking coal to North American customers in 2020, at a fixed price of approximately $110 per ton. In addition, Arch committed 1.6 million tons into the seaborne market with an index-based pricing structure, bringing total commitments for 2020 to 3.1 million tons.

“As we have stated in the past, we see value in maintaining a meaningful presence in the North American marketplace, and believe we have secured pricing – given current market conditions – that is reflective of the premium quality of our products,” Lang said.

Key Market Developments

During the quarter, global coking coal markets weakened in response to slowing steel demand, trade-related tensions and concerns over global economic growth. The average price of Arch’s primary product – premium High-Vol A coking coal – declined from an average of nearly $200 per metric ton in the ocean vessel during the year’s first half to under $140 per metric ton at the end of the third quarter, according to Platts.

Counterbalancing those concerns to some degree, global coking coal output remains muted. In the United States, several high-cost coking coal mines have idled in recent weeks in response to the lower pricing environment, and U.S. coking coal exports are down 11 percent year-to-date. Australian production is up only modestly and continues to undershoot the peak levels achieved in 2016. Major coking coal producers continue to expend very limited capital on expansion projects.

In short, supply and demand appear only modestly out of balance at present, and high-cost production is being taken off line. With its first-quartile U.S. cost structure, Arch is well-positioned to weather the current pull-back.

Outlook

“We are confident in our well-defined strategy for long-term value creation and growth, and we are pursuing it aggressively,” Eaves said. “We expect several major drivers to elevate shareholder value in coming quarters regardless of market conditions. These drivers include the build-out of our world-class Leer South mine; the transition of our flagship Leer mine into the heart of its reserve base; the completion of our highly synergistic joint venture with Peabody; and the continuation of our capital return program. Coupled with continued, strong operational execution, these drivers should enhance our already strong competitive position in coking coal markets, increase our cash-generating capabilities significantly, and translate into greater value for our shareholders.”

	2019						2020
	Tons			$ per ton			Tons	$ per ton
Sales Volume (in millions of tons)
Coking	6.7	-	7.1
Thermal	80.0	-	85.0
Total	86.7	-	92.1

Metallurgical (in millions of tons)
Committed, Priced Coking North American			1.5			$121.87	1.5	$109.89
Committed, Unpriced Coking North American			0.2				-
Committed, Priced Coking Seaborne			3.9			$121.92	-
Committed, Unpriced Coking Seaborne			1.1				1.6
Total Committed Coking			6.8				3.1

Committed, Priced Thermal Byproduct			1.0			$32.15
Committed, Unpriced Thermal Byproduct			-
Total Committed Thermal Byproduct			1.0

Average Metallurgical Cash Cost				$61.00	-	$65.00

Powder River Basin (in millions of tons)
Committed, Priced			75.3			$12.06	43.7	$12.27
Committed, Unpriced			0.6				1.5
Total Committed			75.9				45.2
Average Cash Cost				$10.60	-	$10.80

Other Thermal (in millions of tons)
Committed, Priced			7.5			$38.42	3.7	$40.36
Committed, Unpriced			0.3				-
Total Committed			7.8				3.7
Average Cash Cost				$29.00	-	$33.00

Corporate (in $ millions)
D,D&A				$111	-	$114
ARO Accretion				$19	-	$21
S,G&A - Cash				$74	-	$78
S,G&A - Non-Cash				$18	-	$20
Net Interest Expense				$7	-	$9
Capital Expenditures				$195	-	$205
Tax Provision (%)			Approximately 0%

Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP Segment cash cost per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include transportation costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts transportation costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. In addition, the impact of hedging activity related to commodity purchases that do not receive hedge accounting and idle and administrative costs that are not included in a reportable segment are additional reconciling items for Segment cash cost per ton sold. Management is unable to predict without unreasonable efforts the impact of hedging activity related to commodity purchases that do not receive hedge accounting due to fluctuations in commodity prices, which are difficult to forecast due to their inherent volatility. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results. Idle and administrative costs that are not included in a reportable segment are expected to be between $15 million and $20 million in 2019.

A conference call regarding Arch Coal’s third quarter 2019 financial results will be webcast live today at 10 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal, Inc. is a top coal producer for the global steel and power generation industries. Arch operates a streamlined portfolio of large-scale, low-cost mining complexes that produce high-quality metallurgical coals in Appalachia and low-emitting thermal coals in the Powder River Basin and other strategic supply regions. For more information, visit www.archcoal.com.

Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “should,” “appears,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from our emergence from Chapter 11 bankruptcy protection; from changes in the demand for our coal by the domestic electric generation and steel industries; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from competition within our industry and with producers of competing energy sources; from our ability to successfully acquire or develop coal reserves; from operational, geological, permit, labor and weather-related factors; from the Tax Cuts and Jobs Act and other tax reforms; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to pay dividends or repurchase shares in accordance with our announced capital allocation plan; from our ability to successfully integrate the operations that we acquire; from our ability to complete the joint venture transaction with Peabody Energy in a timely manner, including obtaining regulatory approvals and satisfying other closing conditions; from our ability to achieve expected synergies from the joint venture; from our ability to successfully integrate the operations of certain mines in the joint venture; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Revenues	$619,467	$633,180	$1,744,872	$1,800,824

Costs, expenses and other operating
Cost of sales (exclusive of items shown separately below)	491,004	482,029	1,380,563	1,411,197
Depreciation, depletion and amortization	30,402	31,775	82,199	92,027
Accretion on asset retirement obligations	5,137	6,992	15,411	20,977
Amortization of sales contracts, net	(153)	3,241	(77)	9,540
Change in fair value of coal derivatives and coal trading activities, net	1,530	10,418	(19,851)	22,142
Selling, general and administrative expenses	24,566	22,909	73,864	73,613
Costs related to proposed joint venture with Peabody Energy	3,754	-	6,772	-
Loss on sale of Lone Mountain Processing LLC	-	-	4,304	-
Preference Rights Lease Application settlement income	(39,000)	-	(39,000)	-
Other operating income, net	(4,254)	(7,070)	(9,143)	(21,320)
	512,986	550,294	1,495,042	1,608,176

Income from operations	106,481	82,886	249,830	192,648

Interest expense, net
Interest expense	(4,049)	(5,179)	(12,856)	(15,624)
Interest and investment income	3,709	1,801	7,940	4,626
	(340)	(3,378)	(4,916)	(10,998)

Income before nonoperating expenses	106,141	79,508	244,914	181,650

Nonoperating (expenses) income
Non-service related pension and postretirement benefit (costs) credits	975	(971)	(2,127)	(2,206)
Net loss resulting from early retirement of debt and debt restructuring	-	-	-	(485)
Reorganization items, net	-	(560)	71	(1,601)
	975	(1,531)	(2,056)	(4,292)

Income before income taxes	107,116	77,977	242,858	177,358
Provision for (benefit from) income taxes	347	(45,215)	508	(49,125)

Net income	$106,769	$123,192	$242,350	$226,483

Net income per common share
Basic EPS	$6.79	$6.40	$14.61	$11.27
Diluted EPS	$6.34	$6.10	$13.66	$10.76

Weighted average shares outstanding
Basic weighted average shares outstanding	15,736	19,250	16,591	20,102
Diluted weighted average shares outstanding	16,852	20,208	17,744	21,040

Dividends declared per common share	$0.45	$0.40	$1.35	$1.20

Adjusted EBITDA (A)	$106,621	$124,894	$319,439	$315,192

(A) Adjusted EBITDA is defined and reconciled under "Reconciliation of Non-GAAP Measures" later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$175,428	$264,937
Short-term investments	176,056	162,797
Trade accounts receivable	206,149	200,904
Other receivables	24,291	48,926
Inventories	171,543	125,470
Other current assets	113,502	75,749
Total current assets	866,969	878,783

Property, plant and equipment, net	889,295	834,828

Other assets
Equity investments	107,543	104,676
Other noncurrent assets	70,793	68,773
Total other assets	178,336	173,449
Total assets	$1,934,600	$1,887,060

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$166,129	$128,024
Accrued expenses and other current liabilities	161,939	183,514
Current maturities of debt	11,925	17,797
Total current liabilities	339,993	329,335
Long-term debt	292,781	300,186
Asset retirement obligations	238,440	230,304
Accrued pension benefits	12,491	16,147
Accrued postretirement benefits other than pension	78,308	83,163
Accrued workers’ compensation	174,118	174,303
Other noncurrent liabilities	93,033	48,801
Total liabilities	1,229,164	1,182,239

Stockholders' equity
Common Stock	250	250
Paid-in capital	734,829	717,492
Retained earnings	746,928	527,666
Treasury stock, at cost	(816,882)	(583,883)
Accumulated other comprehensive income	40,311	43,296
Total stockholders’ equity	705,436	704,821
Total liabilities and stockholders’ equity	$1,934,600	$1,887,060

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2019	2018

	(Unaudited)
Operating activities
Net income	$242,350	$226,483
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	82,199	92,027
Accretion on asset retirement obligations	15,411	20,977
Amortization of sales contracts, net	(77)	9,540
Deferred income taxes	13,680	(22,999)
Employee stock-based compensation expense	17,305	12,161
Gains on disposals and divestitures	(818)	(54)
Net loss resulting from early retirement of debt and debt restructuring	-	485
Amortization relating to financing activities	2,757	3,300
Preference Rights Lease Application settlement income	(39,000)	-
Changes in:
Receivables	(4,622)	(5,983)
Inventories	(46,073)	(34,918)
Accounts payable, accrued expenses and other current liabilities	1,569	(24,762)
Income taxes, net	32,440	(1,942)
Other	16,932	(8,200)
Cash provided by operating activities	334,053	266,115

Investing activities
Capital expenditures	(137,396)	(55,742)
Minimum royalty payments	(1,187)	(522)
Proceeds from disposals and divestitures	1,799	512
Purchases of short term investments	(158,578)	(140,097)
Proceeds from sales of short term investments	146,170	133,400
Investments in and advances to affiliates, net	(4,810)	(1,817)
Cash used in investing activities	(154,002)	(64,266)

Financing activities
Payments on term loan due 2024	(2,250)	(2,250)
Net payments on other debt	(12,077)	(10,286)
Debt financing costs	-	(1,009)
Net loss resulting from early retirement of debt and debt restructuring	-	(50)
Dividends paid	(22,264)	(23,966)
Purchases of treasury stock	(232,999)	(192,221)
Other	30	10
Cash used in financing activities	(269,560)	(229,772)

Decrease in cash and cash equivalents	(89,509)	(27,923)
Cash and cash equivalents, beginning of period	264,937	273,602

Cash and cash equivalents, end of period	$175,428	$245,679

Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$175,428	$245,679
Restricted cash	-	-

	$175,428	$245,679

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	September 30,	December 31,
	2019	2018
	(Unaudited)
Term loan due 2024 ($292.5 million face value)	$291,524	$293,626
Other	18,471	30,449
Debt issuance costs	(5,289)	(6,092)
	304,706	317,983
Less: current maturities of debt	11,925	17,797
Long-term debt	$292,781	$300,186

Calculation of net debt
Total debt (excluding debt issuance costs)	$309,995	$324,075
Less liquid assets:
Cash and cash equivalents	175,428	264,937
Short term investments	176,056	162,797
	351,484	427,734
Net debt	$(41,489)	$(103,659)

Arch Coal, Inc. and Subsidiaries

Operational Performance

(In millions, except per ton data)

	Three Months Ended September 30, 2019		Three Months Ended June 30, 2019		Three Months Ended September 30, 2018
	(Unaudited)		(Unaudited)		(Unaudited)
Powder River Basin
Tons Sold	22.2		17.1		21.5

Segment Sales	$266.4	$12.02	$207.2	$12.08	$258.3	$12.02
Segment Cash Cost of Sales	216.4	9.77	193.6	11.29	209.8	9.76
Segment Cash Margin	49.9	2.25	13.6	0.79	48.5	2.26

Metallurgical
Tons Sold	2.1		1.9		1.9

Segment Sales	$206.1	$98.89	$219.3	$115.87	$198.5	$104.75
Segment Cash Cost of Sales	135.2	64.89	117.5	62.07	118.5	62.54
Segment Cash Margin	70.9	34.00	101.8	53.80	80.0	42.21

Other Thermal
Tons Sold	2.0		1.9		2.5

Segment Sales	$78.5	$39.52	$74.9	$39.09	$94.1	$36.96
Segment Cash Cost of Sales	61.9	31.16	64.4	33.62	70.5	27.68
Segment Cash Margin	16.6	8.36	10.5	5.47	23.6	9.28

Total Segment Cash Margin	$137.4		$125.9		$152.1

Selling, general and administrative expenses	(24.6)		(25.2)		(22.9)
Other	(6.2)		4.9		(4.3)

Adjusted EBITDA	$106.6		$105.6		$124.9

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.

The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated income statements, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended September 30, 2019	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Revenues in the consolidated income statements	$269,968	$254,493	$94,052	$954	$619,467
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	(506)	(4,533)	-	(5,039)
Coal sales revenues from idled or otherwise disposed operations not included in segments	-	-	-	954	954
Transportation costs	3,581	48,925	20,080	-	72,586
Non-GAAP Segment coal sales revenues	$266,387	$206,074	$78,505	$-	$550,966
Tons sold	22,156	2,084	1,986
Coal sales per ton sold	$12.02	$98.89	$39.52

Quarter ended June 30, 2019	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Revenues in the consolidated income statements	$210,149	$261,245	$98,205	$623	$570,222
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	-	(1,036)	-	(1,036)
Coal sales revenues from idled or otherwise disposed operations not included in segments	-	-	-	623	623
Transportation costs	2,924	41,963	24,339	-	69,226
Non-GAAP Segment coal sales revenues	$207,225	$219,282	$74,902	$-	$501,409
Tons sold	17,149	1,892	1,916
Coal sales per ton sold	$12.08	$115.87	$39.09

Quarter ended September 30, 2018	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Revenues in the consolidated income statements	$261,927	$236,328	$130,663	$4,262	$633,180
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	-	2,522	-	2,522
Coal sales revenues from idled or otherwise disposed operations not included in segments	-	-	-	4,262	4,262
Transportation costs	3,592	37,857	34,031	-	75,480
Non-GAAP Segment coal sales revenues	$258,335	$198,471	$94,110	$-	$550,916
Tons sold	21,486	1,895	2,546
Coal sales per ton sold	$12.02	$104.75	$36.96

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In thousands, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated income statements, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended September 30, 2019	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Cost of sales in the consolidated income statements	$218,966	$184,149	$81,976	$5,913	$491,004
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	(1,057)	-	-	-	(1,057)
Transportation costs	3,581	48,925	20,080	-	72,586
Cost of coal sales from idled or otherwise disposed operations not included in segments	-	-	-	3,871	3,871
Other (operating overhead, certain actuarial, etc.)	-	-	-	2,042	2,042
Non-GAAP Segment cash cost of coal sales	$216,442	$135,224	$61,896	$-	$413,562
Tons sold	22,156	2,084	1,986
Cash cost per ton sold	$9.77	$64.89	$31.16

Quarter ended June 30, 2019	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Cost of sales in the consolidated income statements	$195,948	$159,419	$88,749	$6,972	$451,088
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	(612)	-	-	-	(612)
Transportation costs	2,924	41,963	24,339	-	69,226
Cost of coal sales from idled or otherwise disposed operations not included in segments	-	-	-	4,580	4,580
Other (operating overhead, certain actuarial, etc.)	-	-	-	2,392	2,392
Non-GAAP Segment cash cost of coal sales	$193,636	$117,456	$64,410	$-	$375,502
Tons sold	17,149	1,892	1,916
Cash cost per ton sold	$11.29	$62.07	$33.62

Quarter ended September 30, 2018	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)
GAAP Cost of sales in the consolidated income statements	$214,921	$156,353	$104,516	$6,239	$482,029
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	1,528	-	-	-	1,528
Transportation costs	3,592	37,857	34,031	-	75,480
Cost of coal sales from idled or otherwise disposed operations not included in segments	-	-	-	3,174	3,174
Other (operating overhead, certain actuarial, etc.)	-	-	-	3,065	3,065
Non-GAAP Segment cash cost of coal sales	$209,801	$118,496	$70,485	$-	$398,782
Tons sold	21,486	1,895	2,546
Cash cost per ton sold	$9.76	$62.54	$27.68

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands)

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations, amortization of sales contracts and nonoperating expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company's core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments. Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Net income	$106,769	$123,192	$242,350	$226,483
Provision for (benefit from) income taxes	347	(45,215)	508	(49,125)
Interest expense, net	340	3,378	4,916	10,998
Depreciation, depletion and amortization	30,402	31,775	82,199	92,027
Accretion on asset retirement obligations	5,137	6,992	15,411	20,977
Amortization of sales contracts, net	(153)	3,241	(77)	9,540
Costs related to proposed joint venture with Peabody Energy	3,754	-	6,772	-
Loss on sale of Lone Mountain Processing LLC	-	-	4,304	-
Preference Rights Lease Application settlement income	(39,000)	-	(39,000)	-
Non-service related pension and postretirement benefit costs	(975)	971	2,127	2,206
Net loss resulting from early retirement of debt and debt restructuring	-	-	-	485
Reorganization items, net	-	560	(71)	1,601

Adjusted EBITDA	$106,621	$124,894	$319,439	$315,192
EBITDA from idled or otherwise disposed operations	2,584	(1,391)	3,151	4,020
Selling, general and administrative expenses	24,566	22,909	73,864	73,613
Other	3,855	8,684	(13,038)	14,173

Segment Adjusted EBITDA from coal operations	$137,626	$155,096	$383,416	$406,998

Segment Adjusted EBITDA
Powder River Basin	$50,153	$48,646	$85,433	$102,639
Metallurgical	70,814	81,250	264,284	251,649
Other Thermal	16,659	25,200	33,699	52,710

Total Segment Adjusted EBITDA	$137,626	$155,096	$383,416	$406,998